UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    June 16, 2008

  Terra Systems, Inc.
(Exact name of registrant as specified in its charter)

Utah	000-31483	87-0637063
(State or Other Jurisdiction of Incorporation)	(Commission File number)	(I.R.S. Employer Identification No.)

7001 South 900 East Ste. 260
Midvale, Utah	84047
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 208-1289

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2008, Terra Systems, Inc. (the “Company”), entered into employment agreements with Reynold Roeder, Clayton Timothy, and George W Ford Jr. and appointed Daniel A. Breene Jr. as Chief Financial Officer (CFO).  Mr. Breene brings over 30 years of experience in corporate finance, mergers and acquisitions, leasing, investment banking, operations and strategic planning with firms including Bernstein Global Wealth Management, Tektronix, PacifiCorp, Westinghouse Credit, GE Capital, Transamerica and Crocker Bank. Mr. Breene’s management experience includes senior executive positions with major corporations as well as two start-up companies. During his career Mr. Breene has held Series 7, 31 and 66 licenses with the National Association of Securities Dealers.  Mr. Breene is a graduate of Lehigh University where he receive a Bachelor of Science degree in Business and Economics and San Francisco State University where he received an MBA.  In connection with the appointment of Mr. Breene as CFO, the Company entered into an employment agreement with Mr. Breene.

Additional information with respect to the new employment agreements is as follows:

1.	Base Pay on all agreements to be $120,000 per year with the exception of Mr. Roeder’s agreement which is to be $150,000 per year.
2.	The term of employment on all agreement is for a minimum of five years with the exception of Mr. Roeder’s agreement which is for a minimum of three years.
3.
Receive a grant of stock options for 1,500,000 shares of common stock at an exercise price equal to the volume weighted average closing market price for the Company’s stock for the five trading days immediately prior to the Effective Date.  The shares will vest one-sixth very six months with the first vesting occurring on the effective date.

4.
Relocation expense, in the event the Company desires the relocation of the Employee the Company will pay all costs of moving personal effects, pay real estate commission on the sale of the Employee’s primary residence and provide a $10,0000 allowance as reimbursement for incidental moving expenses for which no receipts are necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Terra Systems, Inc.
(Registrant)

By:	/s/ Clayton Timothy
Clayton Timothy
Chief Executive Office

Date:  July 1, 2008